EXHIBIT 99.1
CORCEPT THERAPEUTICS ANNOUNCES FIRST QUARTER FINANCIAL RESULTS
AND PROVIDES CORPORATE UPDATE
•Revenue of $157.2 million, compared to $146.8 million in first quarter 2024
•Reiterated 2025 revenue guidance of $900 – $950 million
•Net income per common share (diluted) of $0.17, compared to $0.25 in first quarter 2024
•Cash and investments of $570.8 million as of March 31, 2025
REDWOOD CITY, Calif., (May 5, 2025) – Corcept Therapeutics Incorporated (NASDAQ: CORT), a commercial-stage company engaged in the discovery and development of medications to treat serious endocrinologic, oncologic, metabolic and neurologic disorders by modulating the effects of the hormone cortisol, today reported its results for the quarter ended March 31, 2025.
Financial Results
“In the first quarter, we had another record number of prescriptions from new and existing prescribers, broadly distributed throughout the country. Growing physician awareness of hypercortisolism has resulted in increased screening and treatment of patients with this devastating disease. Our specialty pharmacy vendor began the quarter unable to fulfill this surge in demand, which negatively affected our first quarter financial results. Pharmacy operations improved substantially in March and April, with each month setting a record for tablets dispensed. We are reiterating our 2025 revenue guidance of $900 – $950 million,” said Joseph K. Belanoff, M.D., Corcept’s Chief Executive Officer.
Corcept’s first quarter 2025 revenue was $157.2 million, compared to $146.8 million in the first quarter of 2024. First quarter 2025 operating expenses were $153.8 million, compared to $117.3 million in the same period last year. Net income was $20.5 million in the first quarter of 2025, compared to $27.8 million in the first quarter of 2024.
Cash and investments were $570.8 million at March 31, 2025, compared to $603.2 million at December 31, 2024. The balance at March 31, 2025 reflects the acquisition of $43.3 million of common stock in the first quarter pursuant to the company’s stock repurchase program, net exercise of employee stock options and net vesting of restricted stock grants.
Clinical Development
“Our New Drug Application (NDA) for relacorilant in hypercortisolism is progressing towards approval by the end of this year. We will submit our NDA next quarter for relacorilant in platinum-resistant ovarian cancer. We expect that relacorilant will have a role in helping treat earlier stages of ovarian cancer and other tumors that express the glucocorticoid receptor and have already begun our next clinical trial, BELLA. Meanwhile, we are making progress in understanding the role of cortisol modulation to treat a broad range of other serious disorders, including ALS and Metabolic Dysfunction-Associated Steatohepatitis (MASH),” added Dr. Belanoff.
Hypercortisolism (Cushing’s Syndrome)
•Relacorilant for patients with hypercortisolism – U.S. Food and Drug Administration (FDA) accepted NDA for filing; Prescription Drug User Fee Act (PDUFA) target action date of December 30, 2025
•GRACE – Pivotal Phase 3 trial of relacorilant in 152 patients with all etiologies of hypercortisolism – Results presented at Endocrine Society (ENDO) annual meeting and Heart in Diabetes (HiD) conference in June 2024

•GRADIENT – Randomized, double-blind, placebo-controlled, Phase 3 trial of relacorilant in 137 patients with hypercortisolism caused by adrenal gland pathology – Results will be presented at American Association of Clinical Endocrinology (AACE) annual meeting in May 2025
•Phase 3 long-term extension study of 116 patients who completed the GRACE, GRADIENT or Phase 2 relacorilant studies – Results presented at World Congress on Insulin Resistance, Diabetes and Cardiovascular Disease (WCIRDC) in December 2024
•CATALYST Part 1 – Prevalence of hypercortisolism in patients with difficult-to-control type 2 diabetes – Results published in Diabetes Care in April 2025
•CATALYST Part 2 – Randomized, double-blind, placebo-controlled study of Korlym® in 136 patients with hypercortisolism – Results to be presented at the American Diabetes Association’s 85th Scientific Sessions (ADA) in June 2025
•MOMENTUM – Enrollment continues in 1,000-patient trial examining the prevalence of hypercortisolism in patients with resistant hypertension – Results expected by year-end
“The positive results from our pivotal GRACE, GRADIENT, long-term extension and Phase 2 studies provide powerful support for the NDA for relacorilant in hypercortisolism. Patients in these studies experienced clinically significant improvements in a wide array of the signs and symptoms of hypercortisolism, without the off-target effects and toxicities that accompany currently available treatments. Relacorilant has the potential to become the new standard of care for patients with hypercortisolism,” said Bill Guyer, PharmD, Corcept’s Chief Development Officer.
“CATALYST is a landmark study that will change the way physicians treat some of their sickest patients. Its findings are striking: One in four patients whose diabetes resists treatment with the best available medications have hypercortisolism; hyperglycemia in these patients responds powerfully to treatment with a cortisol modulator. We reached an important milestone with the publication of CATALYST’s prevalence phase results in Diabetes Care and look forward to presenting the full results of the study’s treatment phase at ADA next month,” added Dr. Guyer. “Building on the insights from CATALYST, our MOMENTUM study will deepen physicians' understanding of hypercortisolism as a cause of resistant hypertension.”
Oncology
•Relacorilant for patients with platinum-resistant ovarian cancer – NDA submission expected in the third quarter with submission of Marketing Authorization Application (MAA) in Europe shortly thereafter
•ROSELLA – Primary endpoint of improved progression-free survival (PFS) met in pivotal Phase 3 trial of relacorilant plus nab-paclitaxel in 381 patients with platinum-resistant ovarian cancer (hazard ratio: 0.70; p-value: 0.008; median PFS of 6.5 versus 5.5 months); interim evaluation of overall survival (OS) (hazard ratio: 0.69; p-value: 0.01; median OS of 16.0 versus 11.5 months), with no increase in side effect burden – Results to be presented at the American Society of Clinical Oncology (ASCO) annual meeting in June 2025
•BELLA – Enrollment underway in Phase 2 trial of relacorilant plus nab-paclitaxel and bevacizumab in 90 patients with platinum-resistant ovarian cancer
•Early-stage prostate cancer – Enrollment continues in randomized, placebo-controlled, Phase 2 trial of relacorilant plus enzalutamide in patients with early-stage prostate cancer, conducted in collaboration with the University of Chicago
“The ROSELLA results are an important advance for patients with platinum-resistant ovarian cancer, a disease with few treatment options. The PFS and OS improvements demonstrated in ROSELLA, with no increase in safety burden, bring us closer to delivering a new standard of care for these patients. We look forward to presenting the full results from ROSELLA in a late-breaker session at ASCO and submitting our NDA next quarter,” said Dr. Guyer. “We are building on the findings from ROSELLA with our BELLA study, which will examine whether combining relacorilant with two medications – nab-paclitaxel and bevacizumab – will offer patients with platinum-resistant ovarian cancer another potent treatment option.”
Amyotrophic Lateral Sclerosis (ALS)
•DAZALS – In a randomized, double-blind, placebo-controlled Phase 2 study in 249 patients with ALS, dazucorilant did not meet the primary endpoint of improvement in the ALS Functional Rating Scale-Revised (ALSFRS-R)
•DAZALS – An exploratory analysis at the one-year mark shows that patients who received 300 mg of dazucorilant at baseline demonstrate significantly improved overall survival, compared to patients who received placebo and did not switch to dazucorilant in the long-term extension study (hazard ratio of 0.16, p-value: 0.0009)
•DAZALS – Results to be presented at European Network to Cure ALS (ENCALS) annual meeting in June 2025
“ALS is a devastating disease. Patients who received dazucorilant did not show improvement in the ALS Functional Rating Scale-Revised (ALSFRS-R), which was DAZALS’ primary endpoint. An improvement in overall survival, first seen at the six-month mark, was also observed at year one of the study. An exploratory analysis determined that patients who received 300 mg of dazucorilant at the start of the study lived significantly longer than patients who received placebo and did not switch to dazucorilant in the long-term extension study, with a hazard ratio of 0.16 (p-value: 0.0009). This long-term extension study is on-going. We will immediately seek input from U.S. and European regulatory authorities on the next steps with dazucorilant,” said Dr. Guyer.
Metabolic Dysfunction-Associated Steatohepatitis (MASH)
•MONARCH – Enrollment continues in randomized, double-blind, placebo-controlled, Phase 2b trial of miricorilant in patients with biopsy-confirmed or presumed MASH
“In our Phase 1b study, miricorilant reduced liver fat very rapidly, improved liver health and key metabolic and lipid measures and was well-tolerated. We look forward to building on these promising results in our MONARCH study. First results are expected by the end of next year,” said Dr. Guyer.
Conference Call
We will hold a conference call on May 5, 2025, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Participants must register in advance of the conference call by clicking here. Upon registering, each participant will receive a dial-in number and a unique access PIN. Each access PIN will accommodate one caller. A listen-only webcast will be available by clicking here. A replay of the call will be available on the Investors / Events tab of Corcept.com.
About Corcept Therapeutics
For over 25 years, Corcept has focused on cortisol modulation and its potential to treat patients with a wide variety of serious disorders, leading to the discovery of more than 1,000 proprietary selective cortisol modulators and glucocorticoid receptor antagonists. Corcept is conducting advanced clinical trials in patients with hypercortisolism, solid tumors, ALS and liver disease. In February 2012, the company introduced Korlym, the first medication approved by the U.S. Food and Drug Administration for the treatment of patients with endogenous hypercortisolism. Corcept is headquartered in Redwood City, California. For more information, visit Corcept.com.
Forward-Looking Statements
Statements in this press release, other than statements of historical fact, are forward-looking statements based on our current plans and expectations and are subject to risks and uncertainties that might cause our actual results to differ materially from those such statements express or imply. These risks and uncertainties include, but are not limited to, those related to our ability to: operate our business; study and develop Korlym, relacorilant, miricorilant, dazucorilant and our other product candidates; our investigational compounds’ clinical attributes, regulatory approvals, mandates, oversight and other requirements; and the scope and protective power of our intellectual property. These risks and uncertainties are set forth in our SEC filings, which are available at our website and the SEC’s website.
In this press release, forward-looking statements include those concerning: trends in medical practice, including trends regarding the identification and treatment of patients with hypercortisolism; our 2025 revenue guidance and factors that may affect our revenue and continued revenue growth, such as increased uptake or price reductions in competing medications, including generic versions of Korlym, and the performance of our third-party pharmacy and other vendors; relacorilant as a treatment for patients with hypercortisolism and ovarian and other cancers, dazucorilant as a treatment for patients with ALS, miricorilant as a treatment for patients with MASH; the timing and outcome of relacorilant’s NDAs and planned MAA in hypercortisolism and ovarian cancer; the timing and outcome of our CATALYST, MOMENTUM, ROSELLA, BELLA, DAZALS and MONARCH trials and their impact on patient care and Corcept’s commercial prospects; and the accrual and attributes of our clinical data. We disclaim any intention or duty to update forward-looking statements made in this press release.

CORCEPT THERAPEUTICS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2025	December 31, 2024(1)
	(Unaudited)
Assets
Cash and investments	$570,804	$603,165
Trade receivables, net of allowances	61,819	53,976
Inventory	15,534	15,995
Operating lease right-of-use asset	5,147	5,324
Deferred tax assets, net	144,445	130,914
Other assets	48,706	31,179
Total assets	$846,455	$840,553
Liabilities and Stockholders’ Equity
Accounts payable	$27,947	$15,376
Operating lease liabilities	6,835	6,936
Other liabilities	128,388	138,652
Stockholders’ equity	683,285	679,589
Total liabilities and stockholders’ equity	$846,455	$840,553

(1) Derived from audited financial statements at that date

CORCEPT THERAPEUTICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2025	2024
Revenues
Product revenue, net	$157,214	$146,808

Operating expenses
Cost of sales	2,403	2,535
Research and development	60,735	58,505
Selling, general and administrative	90,660	56,268
Total operating expenses	153,798	117,308
Income from operations	3,416	29,500
Interest and other income	6,202	5,493
Income before income taxes	9,618	34,993
Income tax benefit (expense)	10,929	(7,231)
Net income	$20,547	$27,762

Net income attributable to common stockholders	$20,288	$27,514

Basic net income per common share	$0.19	$0.27

Diluted net income per common share	$0.17	$0.25

Weighted-average shares outstanding used in computing net income per common share
Basic	104,106	102,791
Diluted	119,819	109,915

CONTACT:
Corcept Therapeutics
Investor Relations
ir@corcept.com
www.corcept.com